Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-255557 on Form S-11 of our report dated July 15, 2021, relating to the Combined Statement of Revenues and Certain Operating Expenses of the Brookfield Portfolio for the year ended December 31, 2020, appearing in Registration Statement No. 333-255557 on Form S-11 filed on October 28, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 13, 2022